Exhibit 99.1

Airborne Wireless Network Issues Update

SIMI VALLEY, June 21, 2018 /PRNewswire/ -- Airborne Wireless Network (“Airborne Wireless” or the “Company”) (OTCQB: ABWN) is today delivering a message to its stockholders.

“I understand your frustration with the recent declines in the trading price of our stock, and I am obviously frustrated as well as a shareholder and the CEO,” explained Michael Warren, the Company’s Chief Executive Officer. “As you know, we do not control the trading price of our common stock, which trades freely on the OTCQB Marketplace. As previously disclosed, we recently raised $8 million in the form of convertible preferred stock. We believe conversions by the investors in our convertible preferred stock have put downward pressure on our stock price, but as we previously explained, the structure of the offering has the potential to generate significant additional proceeds.”

As a result of the recent capital raise, and because of the Company’s confidence in its underlying business plan and the transformative potential of our technology, the Company is continuing to operate its business in the ordinary course, and will communicate any new material information to investors in a timely manner, compliant with our obligations under the law.

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. It is projected that each aircraft participating in the network will act as an airborne repeater or router, sending and receiving broadband signals from one aircraft to the next and creating a digital information superhighway in the sky. The Company intends the network to be a high-speed broadband internet pipeline to improve coverage and connectivity. The Company does not intend to provide retail customer coverage to end users but, instead, act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world’s connectivity is achieved by use of undersea cables, ground-based fiber and satellites. The Company believes that the Company’s airborne digital highway may be a solution to fill the world’s connectivity void. The Company’s network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

 Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward- looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the Company’s patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Contact:

Airborne Wireless Network

info@airbornewirelessnetwork.com